Exhibit 5.1

February 27, 2013

Professional Diversity Network, Inc.

801 W. Adams St., Suite 600

Chicago, IL 60607

Re:	Professional Diversity Network, Inc.
Registration Statement on Form S-1 (File No. 333-181594)

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-1, File No. 333-181594, as amended (the “Registration Statement”), of Professional Diversity Network, LLC, an Illinois limited liability company that will, prior to the consummation of the offering described below, be converted into Professional Diversity Network, Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of up to 2,148,000 shares of the Company’s common stock (the “Common Stock”), par value $0.01 per share (the “Company Shares”).

We have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that when the reorganization of the Company is complete, then the Company Shares, when issued against payment therefor, will be duly authorized, legally issued, fully paid and non-assessable.

This opinion is limited to the effect of the current state of the Delaware General Corporation Law and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretation thereof or such facts.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ SNR DENTON LLP